Exhibit 99.10

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Trico Marine Services, Inc. and Subsidiaries — Unaudited Pro Forma Condensed Combined Statement of Operations	F-160

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations is presented to give effect to the acquisition between May 16, 2008 and June 30, 2008 of DeepOcean ASA (the “Acquisition”) by the Company and also presented to provide the effect of the issuance of $400 million Senior Secured Notes due 2014.

The historical statement of income information for the year ended December 31, 2008 is derived from our audited financial statements. The unaudited pro forma condensed combined statement of operations should be read together with our consolidated statements of income and the notes thereto included elsewhere in this Offering Memorandum.

The unaudited pro forma condensed combined statement of operations presents our operations as if the Acquisition had occurred on January 1, 2008 and as if the issuance of $400 million Senior Secured Notes due 2014 had occurred on January 1, 2008. No unaudited pro forma condensed combined balance sheet as of December 31, 2008 is presented as the Acquisition closed prior to December 31, 2008, and is included in the historical consolidated balance sheet for the year ended December 31, 2008, included elsewhere in this Offering Memorandum.

The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only. The financial results may have been different if the Acquisition had occurred as of the date indicated above. This financial information does not purport to indicate the future results that we will experience.

For the period ending June 30, 2009, the effect of the use of proceeds in repaying long-term debt related to the $400 million Senior Secured Notes due 2014 as noted in this offering memorandum as if such debt had been incurred on January 1, 2009 would have resulted in an increase of $12.3 million in estimated interest expense, net of amounts capitalized and an increase in income tax expense of $2.7 million. This increase in estimated interest expense would result in the following: Loss before income taxes — $26.3 million; Net loss — $10.3 million, Net loss attributable to Trico Marine Services, Inc. — $11.6 million; Basic loss per common share — $0.66 and Diluted loss per common share — $0.64. Actual interest expense may differ from amounts estimated.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
for the year ended December 31, 2008
(Dollars in thousands, except share and per share amounts)

					Pro Forma
			Pro Forma		Adjustments for
		Adjusted	Adjustments for		$400 Million Senior
		Historical	DeepOcean		Secured Notes
	Historical	DeepOcean	Acquisition		due 2014		Pro Forma
	Consolidated	(Note 1)	(Note 2)		(Note 3)		Combined

Revenues	$556,131	$147,430	$—		$—		$703,561
Operating Expenses:
Direct operating expenses	383,894	129,552	—		—		513,446
General and administrative	68,185	8,158	—		—		76,343
Depreciation and amortization	61,432	10,316	8,729	(a)	—		84,006
			3,529	(b)
Impairments	172,840	—	—		—		172,840
Gain on sales of assets	(2,675)	—	—		—		(2,675)

Total operating expenses	683,676	148,026	12,258		—		843,960

Operating income	(127,545)	(596)	(12,258)		—		(140,399)
Interest expense, net of amounts capitalized	(35,836)	(7,644)	(20,673	)(c)	18,187	(e)	(93,966)
					(48,000	)(f)
Interest income	9,875	1,462	—		—		11,337
Unrealized gain on mark-to-market of embedded derivative	52,653	—	—		—		52,653
Gain on conversion of debt	9,008	—	—		—		9,008
Other expense, net	(1,597)	1,374	—		—		(223)

Loss before income taxes	(93,442)	(5,404)	(32,931)		(29,813)		(161,590)
Income tax expense (benefit)	13,422	(295)	(7,574	)(d)	4,183	(g)	9,736

Net loss	(106,864)	(5,109)	(25,357)		(33,996)		(171,326)
Less: Net loss attributable to the noncontrolling interest	(6,791)	—	—		—		(6,791)

Net loss attributable to Trico Marine Services, Inc.	$(113,655)	$(5,109)	$(25,357)		$(33,996)		$(178,117)

Loss per share:
Basic	$(7.71)						$(12.08)

Diluted	$(7.71)						$(12.08)

Weighted average shares outstanding:
Basic	14,744						14,744
Diluted	14,744						14,744

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Note 1	— Unaudited Adjusted Historical Condensed Combined Statement of Operations of DeepOcean for the year-ended December 31, 2008

The adjusted historical DeepOcean column in the unaudited pro forma condensed combined statements of operations include the results of operations from the period January 1, 2008 through May 16, 2008, the acquisition date, and were prepared in accordance with International Financial

Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) , adjusted for generally accepted accounting principles in the United States (“US GAAP”). These adjustments primarily relate to pension accounting due to the application of SFAS 158 and income taxes.

Note 2	— DeepOcean Acquisition Effect

DeepOcean Acquisition Effect.  The pro forma adjustments relate to the effect of the DeepOcean acquisition on the Company’s operations as if the Acquisition had occurred on January 1, 2008.

Pro Forma Assumptions:

(a) Represents adjustment to depreciation based on management’s purchase price allocation to DeepOcean assets.

(b) Represents adjustment to amortization of acquired intangible assets related to the acquisition of DeepOcean.

(c) Represents adjustment to record additional interest expense for 6.5% debentures, amortization of debt issue costs and accretion of debt discount incurred in the acquisition of DeepOcean as if such debt had been incurred on January 1, 2008.

(d) Represents tax effect of pro forma adjustments.

Note 3 —	$400 million Senior Secured Note due 2014

$400 million Senior Secured Note due 2014.  The pro forma adjustments relate to the effect on interest expense from the use of proceeds in repaying certain long-term debt related to the $400 million Senior Secured Notes due 2014 as noted in this Offering Memorandum.

Pro Forma Assumptions:

(e) Represents adjustment to remove interest expense related to the Company’s repayment of certain of its long-term debt based on the use of proceeds of the issuance of the $400 million Senior Secured Notes due 2014 as noted in this Offering Memorandum.

(f) Represents adjustment to record estimated interest expense related to the Company’s issuance of the $400 million Senior Secured Notes due 2014 as noted in this Offering Memorandum. Actual interest expense may differ from amounts estimated.

(g) Represents tax effect of pro forma adjustments.

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